EXHIBIT 99.1

Geron Corporation Reports Second Quarter 2013 Financial Results

Provides Update on Investigator-Sponsored Trial in Myelofibrosis

Conference Call Scheduled for 4:30 p.m. EDT Today, August 8th

MENLO PARK, CA, August 8, 2013 – Geron Corporation (Nasdaq: GERN) today reported financial results for the second quarter ended June 30, 2013.

For the second quarter of 2013, the company reported a net loss of $8.9 million, or $0.07 per share,compared to $18.3 million, or $0.14 per share, for the comparable 2012 period. Net loss for the first six months of 2013 was $20.8 million, or $0.16 per share, compared to $37.1 million, or $0.29 per share, for the comparable 2012 period. The company ended the second quarter of 2013 with $71.6 million in cash and investments.

Revenues for the second quarter of 2013 were $112,000, compared to $130,000 for the comparable 2012 period. Revenues for the first six months of 2013 were $877,000, compared to $1.4 million for the comparable 2012 period.

Total operating expenses for the second quarter of 2013 were $9.1 million, compared to $18.6 million for the comparable 2012 period. Research and development expenses for the second quarter of 2013 were $4.8 million, compared to $12.8 million for the comparable 2012 period. General and administrative expenses for the second quarter of 2013 were $3.4 million, compared to $5.8 million for the comparable 2012 period. Operating expenses for the 2013 second quarter also included restructuring charges of $838,000 in connection with the company’s decisions to discontinue its discovery research programs and companion diagnostics program based on telomere length, as well as close its research laboratory facility and reduce its workforce from 64 to 44 positions.

Total operating expenses for the first six months of 2013 were $21.8 million, compared to $38.8 million for the comparable 2012 period. Research and development expenses for the first six months of 2013 were $12.7 million, compared to $27.9 million for the comparable 2012 period. General and administrative expenses for the first six months of 2013 were $8.2 million, compared to $10.9 million for the comparable 2012 period. The year-to-date operating expenses for 2013 also included restructuring charges of $916,000.

The decrease in research and development expenses for the three and six month periods ending June 30, 2013, compared to the same periods in 2012, primarily reflected reduced personnel-related costs resulting from the recent restructurings, lower costs for the manufacturing of imetelstat and GRN1005 drug products and reduced clinical trial expenses with the wind-down of the imetelstat trials in metastatic breast cancer and advanced non-small cell lung cancer and GRN1005 trials in patients with brain metastases. The decrease in general and administrative expenses for the three and six month periods ending June 30, 2013, compared to the same periods in 2012, primarily reflected reduced personnel-related costs resulting from the recent restructurings and lower legal costs associated with the company’s patent portfolio.

Non-cash operating expenses, which primarily included stock-based compensation and depreciation, were approximately $1.6 million and $3.2 million for the three and six month periods ended June 30, 2013, respectively, compared to $2.1 million and $4.4 million for the comparable 2012 periods.

Interest and other income for the second quarter of 2013 amounted to $56,000, compared to $165,000 for the comparable 2012 period. Interest and other income for the first six months of 2013 was $137,000, compared to $341,000 for the comparable 2012 period. The decline in interest and other income primarily reflected the decrease in cash and investment balances. The company has not incurred any impairment charges on its investment portfolio.

Company Events

Proof-of-Concept Trial in Essential Thrombocythemia. In June 2013, Geron presented updated clinical results from the Phase 2 trial of imetelstat in patients with essential thrombocythemia (ET) at the Congress of the European Hematology Association (EHA). The data showed durable hematologic and molecular responses in patients, suggesting that imetelstat inhibited, in a relatively selective manner, the progenitor cells of a malignant clone believed to be responsible for the underlying disease. The Phase 2 trial of imetelstat in ET is no longer enrolling new patients, but the company continues to treat and follow patients previously enrolled in the trial. The rationale for studying imetelstat in ET was to provide proof-of-concept for further development of imetelstat in a broader range of hematologic myeloid malignancies, including myelofibrosis (MF), where there is a clear unmet medical need for a product that could be disease-modifying.

Investigator-Sponsored Trial in Myelofibrosis. Based on data from the Phase 2 clinical trial of imetelstat in patients with ET, in November 2012, Dr. Ayalew Tefferi at Mayo Clinic initiated an investigator-sponsored trial (IST) to evaluate the safety and efficacy of imetelstat in patients with myelofibrosis (MF) and to determine an appropriate dose and schedule for further evaluation. The trial is an open-label study in patients with primary MF, post-essential thrombocythemia MF or post-polycythemia vera MF who have two to three risk factors (intermediate-2) or four or more risk factors (high risk) as defined by the Dynamic International Prognostic Scoring System Plus (DIPSS Plus) described by Gangat, et al, in the Journal of Clinical Oncology (2011). The primary endpoint is overall response rate, which is defined by the proportion of patients who are classified as responders having achieved either a clinical improvement, partial remission, or complete remission according to the International Working Group for Myelofibrosis Research and Treatment (IWG-MRT) criteria. Secondary endpoints include reduction of spleen size, transfusion independence, safety and tolerability.

The investigator has provided the following communications to Geron regarding the status of the IST in MF:

  Enrollment of the first cohort of 11 patients in which the dose of imetelstat was given once every three weeks was completed at the end of March 2013;

  Pre-specified criteria in the clinical protocol of at least two responders in the first cohort were met to enable expanded enrollment;

  Enrollment of the second cohort of 11 patients in which the dose intensity of imetelstat was increased to levels similar to those used in the ET trial was completed at the end of May 2013;

  Pre-specified criteria in the clinical protocol of at least two responders in the second cohort were met to enable further expanded enrollment;

  Additional cohorts to enable continued testing of the effect of different dosing intensities of imetelstat are being considered by the investigator; and

  A protocol amendment to add a new cohort of 11 patients with MF that has transformed into acute myelogenous leukemia, known as blast-phase MF, was recently approved by the Mayo Clinic Institutional Review Board.

Data from this IST, if positive, will inform any future Geron-sponsored clinical trial in patients with MF.

Conference Call

At 4:30 p.m. EDT on August 8, 2013, Geron’s management will host a conference call to discuss the company’s second quarter results and events.

Participants can access the conference call via telephone by dialing 866-510-0712 (U.S.); 617-597-5380 (international). The passcode is 40043183. A live audio-only webcast is also available at http://edge.media-server.com/m/p/ckj8h4oa/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through September 9, 2013.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron's plans or expectations for or of: (a) the receipt of or dates to obtain or present data or other results from any clinical trials, including the investigator-sponsored trial in myelofibrosis and (b) clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of any other hematologic myeloid malignancies, including myelofibrosis, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding the receipt of or dates for the availability of data or other results - delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators and safety issues and (b) regarding clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of any other hematologic myeloid malignancies, including myelofibrosis, positive safety and efficacy data from the investigator-sponsored trial in myelofibrosis and other clinical trials, including the ET clinical trial - those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, results from the ET trial may not mean that imetelstat has applicability for the treatment of any other hematologic myeloid malignancies, including myelofibrosis, technical and scientific challenges, limitations on freedom to operate arising from intellectual property of others and the protection of Geron's intellectual property rights. Additional information on the above risks and uncertainties (a) and (b) and other risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron's periodic reports filed with the Securities and Exchange Commission under the heading "Risk Factors," including Geron's quarterly report on Form 10-Q for the quarter ended June 30, 2013. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
(In thousands, except share and per share data)	2013	2012	2013	2012
Revenues:
License fees and royalties	$112	$130	$877	$1,384

Operating expenses:
Research and development	4,807	12,777	12,728	27,884
Restructuring charges	838	—	916	—
General and administrative	3,432	5,832	8,183	10,897
Total operating expenses	9,077	18,609	21,827	38,781
Loss from operations	(8,965)	(18,479)	(20,950)	(37,397)

Unrealized (loss) gain on derivatives	(24)	8	1	34
Interest and other income	56	165	137	341
Interest and other expense	(14)	(20)	(32)	(43)
Net loss	$(8,947)	$(18,326)	$(20,844)	$(37,065)

Basic and diluted net loss per share	$(0.07)	$(0.14)	$(0.16)	$(0.29)

Shares used in computing basic and diluted net
loss per share	128,162,993	126,891,909	128,072,962	126,632,377

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
(In thousands)	2013	2012
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$9,629	$22,857
Marketable securities	61,966	73,472
Other current assets	836	2,088
Total current assets	72,431	98,417

Property and equipment, net	566	974
Deposits and other assets	414	410
	$73,411	$99,801

Current liabilities	$5,004	$14,148
Stockholders’ equity	68,407	85,653
	$73,411	$99,801

Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

###